LANL Document Control No. 99-42-00558



                                LICENSE AGREEMENT


                                     BETWEEN


                   THE REGENTS OF THE UNIVERSITY OF CALIFORNIA


                                       AND


                         E COLI MEASUREMENT SYSTEMS, INC



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                                TABLE OF CONTENTS

1.    DEFINITIONS...........................................................1
2.    GRANT.................................................................2
3.    SUBLICENSES...........................................................3
4.    FEES AND ROYALTIES....................................................4
5.    DILIGENCE.............................................................5
6.    PROGRESS REPORTS......................................................5
7.    BOOK AND RECORDS......................................................6
8.    TERMOFTHELICENSEAGREEMENT.............................................6
9.   TERMINATION BY THE UNIVERSITY..........................................6
10.   TERMINATION BY THE LICENSEE...........................................7
11.   PATENT PROSECUTION AND MAINTENANCE....................................8
12.   USE OF NAMES, TRADENAMES AND TRADEMARKS...............................8
13.   WARRANTY AND DISCLAIMER...............................................9
14.   INFRINGEMENT..........................................................9
15.   WAIVER...............................................................11
16.   ASSIGNABILITY........................................................11
17.   INDEMNITY-PRODUCT LIABILITY..........................................11
18.   LATE PAYMENTS........................................................13
19.   NOTICES..............................................................13
20.   FORCE MAJEURE........................................................14
21.   EXPORT CONTROL LAWS..................................................14
22.   PREFERENCE FOR UNITED STATES INDUSTRY................................14
23.   DlSPUTE RESOLUTION...................................................14
24.   CONFLICT OF INTEREST.................................................14
25.   PATENT MARKING.......................................................15
26.   GOVERNING LAW........................................................15
27.   SURVIVAL.............................................................15
28.   GOVERNMENT APPROVAL OR REGISTRATION..................................15
29.   DISPOSITION OF LICENSED PRODUCTS.....................................15
30.   MISCELLANEOUS........................................................15
Appendix A - Patent Rights.................................................17
Appendix B - Assignment and Confirmatory License...........................18
Appendix C - Fees and Royalties............................................19
Appendix D - Milestones....................................................20
Appendix E - Report Format.................................................21
Appendix F - Financial Report Format.......................................22
Appendix G - Designation of The Licensing Team.............................24



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                                LICENSE AGREEMENT


THIS LICENSE AGREEMENT is entered into by and between THE REGENTS OF THE UNIVERSITY OF CALIFORNIA, a nonprofit educational institution and a public corporation of the State of California having its principal office at 1111 Franklin Street, Oakland3 CA 94612-3550, hereinafter referred to as the "University," and E. coli Measurement Systems, Inc., a corporation of the state of Florida, hereinafter referred to as the "Licensee," the parties to this License Agreement being referred to individually as a "Party," and collectively as "Parties."

The University conducts research and development at Los Alamos National Laboratory for the U.S Government under Contract No. W-7405-ENG-36, hereinafter referred to as "Contract," with the U.S. Department of Energy.

Rights in inventions and technical data made in the course of the University's research and development at Los Alamos National Laboratory are governed by the terms and conditions of the Contract.

Certain TECHNOLOGY relating to ultrasensitive detection of specific nucleic acid sequences has been developed in the course of the University's research and development at Los Alamos National Laboratory.

The Licensee will enter into a mutually agreeable research and development agreement under which a prototype instrument incorporating the TECHNOLOGY will be designed, built, and delivered to the Licensee.

The University desires that such TECHNOLOGY be developed and utilized to the fullest extent possible so as to enhance the accrual of economic and technological benefits to the U.S. domestic economy, and is therefore willing to grant an exclusive license to Licensee in patent rights that protect the TECHNOLOGY.

The Licensee desires to obtain from the University worldwide exclusive rights for the commercial development, manufacture, use, and sale of the TECHNOLOGY in the field of detecting microbial contamination in food and water.


NOW, THEREFORE, the Parties agree as follows:


                                 1. DEFINITIONS

     1.1 "TECHNOLOGY", means technical information, know-how, data and PATENT RIGHTS owned or controlled by the University and relating to ultrasensitive detection of specific nucleic acid sequences.

     1.2 "PATENT  RIGHTS" means the  University's  rights  arising from U.S. and
foreign  patents  or  applications,   including  any  continuing   applications,
divisionals, and


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reissues  thereof  (but not  including  continuations-in-part);  and any patents issuing on said applications identified in Appendix A, attached hereto.

     1.3 "LICENSED METHOD(S)" means any method, procedure or process whose use, but for the license granted to Licensee herein, would constitute an infringement of a subsisting claim of a patent or patent application identified in Appendix A.

     1.4 "LICENSED PRODUCT(S)" means any article of manufacture, machine or composition of matter whose manufacture, use, sale, or offer for sale, but for the license granted to Licensee herein, would constitute an infringement of a subsisting claim of a patent or patent application identified in Appendix A, and any article of manufacture, machine or composition of matter produced through the practice of LICENSED METHOD or whose only substantial use is to practice LICENSED METHOD.

     1.5 "LICENSED INVENTION(S)" means any LICENSED PRODUCT or LICENSED METHOD.

     1.6 "SALE(S)" means disposing of LICENSED PRODUCT by sale, lease, or other delivery or practicing LICENSED METHOD. A SALE occurs when LICENSED PRODUCTS are invoiced, or when delivered to a third person, whichever occurs first.

     1.7. "SALES PRICE" means the invoice prices for SALES or, if LICENSED INVENTIONS are not sold but otherwise disposed of, the selling price at which products or services of similar kind and quality, sold in similar quantities in which LICENSED INVENTIONS are being disposed of, are being offered for SALE by Licensee. Where such LICENSED INVENTIONS are not currently being offered for SALE by Licensee, the SALES PRICE for purposes of computing royalties is the average selling price at which similar kind and quality, sold in similar quantities, are then currently being offered for sale by other companies. If such products are not currently sold or offered for sale by others, then the SALES PRICE, for purposes of computing royalties, is Licensee's cost of manufacture determined by Licensee's customary accounting procedures, plus Licensee's standard mark-up.

     1.8 "NET  SALES"  means  the  gross  amounts  for  SALES at SALES  PRICE by
Licensee and its' sublicensee(s), less the following deductions where applicable: (a) SALES returns; (b) normal and customary allowances; (c) trade discounts; (d) SALES to the U.S. Government pursuant to Paragraph 4.2 and (e) transportation charges, duties and tariffs only if separately stated on an invoice; but before deduction of sales and excise taxes, costs of insurance, and agents' commissions.

     1.9 "FIELD OF USE" means a limitation of the application or utilization of PATENT RIGHTS and is defined in Appendix A.

                                    2. GRANT

     2.1 The University grants to the Licensee, subject to Paragraphs 2.2 and 2.3, an exclusive license to make, use, import, sell and offer to sell LICENSED


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INVENTIONS  under the PATENT  RIGHTS1 with the right to sublicense  others under the terms of Article 3, limited to the FIELD OF USE recited in Appendix A.

     2.2 Rights not expressly granted to Licensee herein are expressly reserved to the University.

     2.3 The University expressly reserves the right to use the TECHNOLOGY, including the right to make, have made, use and have used LICENSED INVENTIONS, for any purpose, including performing Cooperative Research and Development Agreements (CRADAs), Work for Others (WFOs), and User Facility Agreements
(UFAs). In conducting such activities, the University will act at all times to preserve the exclusive rights herein granted to Licensee.

     2.4 The U.S. Government has a nonexciusive, nontransferable, irrevocable, paid-up license to practice or have practiced throughout the world, for or on behalf of the U.S. Government, inventions covered by the University's PATENT RIGHTS, and has certain other rights under 35 U.S.C. 200-212 and applicable implementing regulations and under the U.S. Department of Energy Confirmatory License, attached as Appendix B to this License Agreement.

     2.5 Under 35 U.S.C. 203 the U.S. Department of Energy has the right to require the Licensee to grant a nonexclusive, partially exclusive or exclusive license under the PATENT RIGHTS in any field of use to a responsible applicant or applicants.

     2.5 The Licensee will make available to the University and will grant an irrevocable, paid-up, royalty-free nonexclusive license to the University to make and use for any purpose permitted under the Contract any improvements or developments to the TECHNOLOGY made by Licensee.

                                 3. SUBLICENSES

     3.1 The University grants to Licensee the right to grant sublicenses to third parties to make, have made, use and sell LICENSED INVENTIONS in which the Licensee has current limited exclusive rights under this License.

          a Sublicenses granted under this clause must contain all of the conditions, restrictions and reservations of this License Agreement, except for those provisions related to fees and royalties, and shall preserve the rights and reservations of the University and the U.S. Government existing under this License Agreement.


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     3.2 Licensee shall provide the University with a copy of each sublicense by at least thirty (30) days prior to its execution.

     3.3. Licensee must pay to the University the payments prescribed in Appendix C, Paragraph I, Part c. With respect to any sublicense, this obligation continues as long as a sublicense granted by Licensee is in effect, and is an obligation of the Licensee whether or not royalty payments are actually received by Licensee from its sublicensee(s).

     3.4. Licensee must deliver to the University copies of all progress and financial reports submitted to Licensee by its sublicensees. With respect to any sublicense, this obligation continues as long as a sublicense granted by Licensee is in effect.

     3.5 Termination of this License Agreement automatically operates as an assignment by Licensee to the University of all Licensee's right, title and interest in and to each sublicense granted by Licensee. If this License Agreement is terminated by either Party, any sublicensee(s) not in default of the terms and conditions of its sublicense agreement with Licensee may make a written election to continue such sublicense agreement as a license agreement with the University. Licensee will give its sublicensee(s) written notice thirty
(30) days prior to effective date of termination of this License Agreement. Sublicensee(s) must makes a written election within thirty (30) days thereafter.

                              4. FEES AND ROYALTIES

     4.1 For the rights, privileges and license granted under this License Agreement, Licensee shall pay to the University the fees and royalties specified in Appendix C.

     4.2 Notwithstanding Paragraph 4.1 above, Licensee has no obligation to pay royalties on SALES of LICENSED INVENTIONS to the U.S. Government or any agency thereof or any U.S. Government contractor who certifies that its purchase of the LICENSED INVENTION is for or on behalf of the U.S. Government. Licensee will not impose royalty charges on SALES of LICENSED INVENTIONS to U.S. Government entities and will refund to them any royalty collected on such SALES.

     4.3 The first royalty payment due under this License Agreement is based on NET SALES by Licensee and its sublicensees from the effective date of this License Agreement through June 30 of the same calendar year, if the effective date is before June 30, or through December31 if the effective date is after June 30. Payment must be made within thirty (30) days from the end of such period. Subsequent royalty payments shall be calculated based on NET SALES by Licensee and its sublicensees during the semiannual periods extending from January 1 through June 30 and from July I through December 31 of each year, for as long as this License Agreement remains in effect. Royalty payments must be paid within thirty (30) days from the end of the respective semiannual period.
     4.4 All payments due the University must be paid in U.S. currency to the University of California, Los Alamos National Laboratory, at the address set forth in


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Paragraph  19.1.  Licensee must convert NET SALES  invoiced in foreign  currency into equivalent U.S. currency at the exchange rate for the foreign currency prevailing as of the last day of the reporting period, as reported in the Wall Street Journal.

                                  5. DILIGENCE

     5.1 Licensee shall use its best efforts to bring one or more LICENSED INVENTIONS to market through an innovative program for exploitation of the PATENT RIGHTS and to continue a best-efforts marketing program for one or more LICENSED lNVENTIONS throughout the life of this License Agreement.

     5.2 To be in compliance with Paragraph 5.1 Licensee must adhere to the Milestones set out in Appendix D.

     5.3 Article 5 is a material term of this Agreement, without which the license grant under Article 2 would not have been made, and Licensee's failure to perform in accordance with Paragraphs 5.1 and 5.2 above shall be grounds for the University to terminate this License Agreement pursuant to Paragraph 9.1 of this License Agreement.

                                   6. REPORTS

     6.1 Progress Reports. Licensee must submit semiannual progress reports. The reports are due on the dates that royalty payments are due under Article 4 AND MUST BE SUBMITTED REGARDLESS QF WHETHER ANY PAYMENT IS MADE. This report must cover the period for which royalty payments are calculated and show the Licensee's activities related to the development of the TECHNOLOGY and the securing of approvals necessary for commercialization of the TECHNOLOGY. The reports must be certified by an officer of the Licensee and must conform with the Report Format set forth in Appendix E hereof. Reports marked by Licensee as proprietary financial or business information of the Licensee will be treated as such by the University. Licensee's failure to submit reports pursuant to this Paragraph shall be grounds for the University to terminate this License Agreement pursuant to Paragraph 9.1.

     6.2 Financial Reports. Licensee must submit semiannual financial reports. The reports are due on the dates that royalty payments are due under Article 4 AND MUST BE SUBMITTED REGARDLESS OF WHETHER ANY PAYMENT IS MADE. This report must cover the period for which royalty payments are calculated and must show total SALES or commercial uses made of LICENSED INVENTIONS by Licensee and any sublicensee(s) during the reporting period. IF NO SALE, SUBLICENSE, OR USE OF LlCENSED PRODUCTOR LICENSED METHOD HAS BEEN MADE DURING A REPORTING PERIOD, A STATEMENT TO THIS EFFECT MUST BE MADE. The reports must be certified by an officer of the Licensee and must conform with the Report Format set forth in Appendix F hereof. Reports marked by Licensee as proprietary financial or business information of the Licensee will be treated as such by the University. Licensee's failure to submit reports pursuant to this Paragraph shall be grounds for the University to terminate this License Agreement pursuant to Paragraph 9.1.


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                              7. BOOKS AND RECORDS

     7.1 The  Licensee  must  keep  books and  records  according  to  Generally
Accepted Accounting Principles, accurately showing all SALES of LICENSED PRODUCTS or practice of LICENSED METHODS by Licensee or sublicensees under the terms of this License Agreement. Such books and records must be open to inspection and audit on a proprietary basis by representatives or agents of the University at reasonable times, but in no event more than once for each calendar year, for the purpose of verifying the accuracy of the semiannual financial and progress reports and the royalties due. Licensee may request that any such inspection and audit be conducted by an independent auditor, in which event, Licensee will pay the costs of such auditor.

     7.2 The fees and expenses of the University's representatives performing the inspection and audit will be borne by the University. However, if an error in royalties owed the University of more than Ten Thousand dollars ($10,000) is discovered by the representatives of the University, then Licensee will pay the fees and expenses of said representatives within thirty (30) days after receipt of invoice.

     7.3 The books and records required by Article 6 must be preserved for at least three (3) years from the date that the royalty payments were due.

                        8. TERM OF THE LICENSE AGREEMENT

     8.1 This License Agreement is effective as of the later of the dates of execution by the Parties and the University's receipt of the License Issue Fee (as specified in Appendix C).

     8.2 This License Agreement is in full force and effect from the effective date and remains in effect until the expiration of the last to expire of the patents included within the University's PATENT RIGHTS, unless sooner terminated by operation of law or by acts of either of the Parties in accordance with the terms of this License Agreement.

     8.3 Licensee shall provide notice to University of its intention to file a voluntary petition in bankruptcy or of another party's intention to file an involuntary petition in bankruptcy for Licensee, said notice to be received by University at least thirty (30) days prior to filing such petition. The University may terminate this License Agreement upon receipt of such notice at its sole discretion. Licensee's failure to provide such notice to University will be deemed a material, pre-petition, incurable breach of this License Agreement and the License Agreement will terminate automatically on the date of filing such voluntary or involuntary petition in bankruptcy.

                        9. TERMINATION BY THE UNIVERSITY

     9.1 If the Licensee fails to deliver to the University any report when due, or fails to pay any royalty or fee when due, or if the Licensee breaches any material term


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of this License Agreement,  including,  but not limited to, Article 5 DILIGENCE, the University may give written notice of default to the Licensee. If the Licensee fails to cure the default within thirty (30) days from the date of delivery of notice to Licensee, the University has the right to terminate this License Agreement. This License Agreement will terminate upon delivery of written notice of termination to the Licensee. Termination does not relieve the Licensee of its obligation to pay any royalty or license fees due or owing at the time of termination and does not impair any accrued right of the University. Licensee will return all tangible property given to Licensee by the University in support of the rights granted hereunder and return or destroy all intangible property as directed by the University.

                         10. TERMINATION BY THE LICENSEE

     10.1 The Licensee may terminate this License Agreement by giving written notice to the University. Such termination will be effective ninety (90) days from the date of delivery of the notice, and all the Licensee's rights under this License Agreement will cease as of that date.

     10.2 If Licensee exercises its option to terminate this License Agreement without cause, then Licensee agrees to pay the University the Annual License Fee multiplied by the number of years remaining under this License Agreement (from the date of notification of termination to the expiration of the last to expire of the patents included within the University's PATENT RIGHTS) multiplied by 0.70, in a lump sum as liquidated damages, on the effective date of termination.

     10.3 If Licensee terminates this License Agreement within four (4) years of the effective date of this License Agreement, then the liquidated damage provisions of Paragraph 10.2 will not apply.

     10.4 Termination pursuant to this Article does not relieve the Licensee of any obligation or liability accrued by Licensee prior to the effective date of termination or affect any rights of the University arising under this License Agreement prior to termination. Licensee will return all tangible property given to Licensee by the University in support of the rights granted hereunder and return or destroy all intangible property as directed by the University.


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                     11. PATENT PROSECUTION AND MAINTENANCE

     11.1 The University will file, prosecute, and maintain the U.S. and international patent applications and patents listed in Appendix A. The costs associated with U.S. cases will be borne by the University. The costs associated with international cases will be borne by Licensee pro rata with other extant licensees for each national case.

     11.2 The University will invoice Licensee for costs under Paragraph 11.1 as expenses are estimated by the University and Licensee must pay such invoices within sixty (60) days of the invoice date. Licensee's obligations to pay costs of foreign patents and patent applications continue until this License Agreement expires or is terminated by either Party, or until such time as Appendix A is amended to delete one or more national cases, irrespective of when the University actually pays the expenses.

12. USE OF NAMES, TRADENAMES AND TRADEMARKS AND NONDISCLOSURE OF AGREEMENT TERMS

     12.1 Nothing contained in this License Agreement confers any right to use in advertising, publicity, or other promotional activities any name, tradename, trademark, or other designation of either Party hereto or the Department of Energy or Los Alamos National Laboratory (including any contraction, abbreviation, or simulation of any of the foregoing). Unless required by law, the use of the name "the University of California," "The Regents of the University of California," or the name of any facility or campus of the University of California is expressly prohibited.

     12.2 The University may disclose to third parties the existence of this License Agreement and the extent of the grant in Article 2, but will not disclose information identified as proprietary by Licensee under Paragraph 12.4, except where the University is required to release information under either the California Public Records Act or other applicable law. A decision to release information under applicable law will be at the sole discretion of the University.

     12.3 Licensee may disclose to third parties the existence of this License Agreement and the terms and conditions to the extent determined appropriate by Licensee.

     12.4 Licensee will mark those portions of Appendices A, C, and D of this License Agreement that contain proprietary business information of Licensee and return such marked copy of the License Agreement to the University within thirty
(30) days of the effective date of this License Agreement.



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                           13. WARRANTY AND DISCLAIMER

     13.1 The University warrants that it is the lawful owner of the PATENT RIGHTS listed in Paragraph 1.2.

     13.2 The TECHNOLOGY IS PROVIDED AS IS, WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. NEITHER THE UNIVERSITY NOR THE U.S GOVERNMENT MAKES ANY REPRESENTATION OR WARRANTY THAT THE LICENSED PRODUCTS OR LICENSED METHODS WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT. IN NO EVENT WILL THE UNIVERSITY OR THE U. S. GOVERNMENT BE LIABLE FOR ANY INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES RESULTING FROM EXERCISE OF THIS LICENSE OR THE USE OF LICENSED PRODUCTS OR LICENSED METHODS.

     13.3 Nothing in this License Agreement shall be construed as:

          a. a warranty or representation by the University or the U. S. Government as to the validity or scope of University's PATENT RIGHTS;

          b. an obligation to bring or prosecute actions or suits against third parties for patent infringement, except as provided in
               Article 14;

          c. conferring by implication, estoppel, or otherwise any license or rights under any patents of the University or the U.S. Government other than University's PATENT RlGHTS; or

          d. an obligation by University or the U. S. Government to furnish any know-how, technical assistance, or technical data other than as stated in Article 2 above.

     13.4 NEITHER THE UNITED STATES NOR THE U.S. DEPARTMENT OF ENERGY, NOR THE UNIVERSITY OF CALIFORNIA NOR ANY OF THEIR EMPLOYEES, AGENTS OR CONTRACTORS MAKES ANY WARRANTY, EXPRESS OR IMPLIED, OR ASSUMES ANY LEGAL LIABILITY OR RESPONSIBILITY FOR THE ACCURACY, COMPLETENESS, OR USEFULNESS OF ANY SOFTWARE, lNFORMATION, APPARATUS, PRODUCT, OR PROCESS DISCLOSED, OR REPRESENTS THAT ITS USE WOULD NOT INFRINGE PRIVATELY OWNED RIGHTS.

                                14. INFRINGEMENT

     14.1 In the event that either Party to this License Agreement learns of the infringement of any of University's PATENT RIGHTS, that Party will inform the other Party in writing and will provide the other Party with evidence of the infringement.

     14.2 The Parties will cooperate to terminate the infringement without litigation. Licensee agrees that during the period within which and in a jurisdiction where Licensee


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has  exclusive  rights under this  Agreement,  Licensee  will not notify a third party about the infringement without first obtaining written consent of the University, which may be withheld at the sole discretion of the University.

     14.3 If the efforts of the Parties are not successful in abating the infringement within ninety (90) days after the infringer has been formally notified of University PATENT RIGHTS1 the University has the right to:

                  a.   commence suit on its own account;

                  b.   commence suit jointly with the Licensee; or

                  c.   refuse to participate in a suit.

The University shall give written notice to the Licensee, of its election, within ten (10) business days after the expiration of the ninety (90) day period. If the University elects not to commence suit on its own account or not to commence suit jointly with the Licensee, then Licensee shall have the right to commence suit on its own account, and, if required by law, University will join the suit as nominal party plaintiff, if the infringement occurred during the term of this License Agreement and in a country where the Licensee had exclusive rights under this License Agreement.

     14.4 Any legal action under this Article will be at the expense of the Party initiating the legal action. Licensee will bear all expenses from any action brought by Licensee under this action, including attorney fees and costs of both Parties and the defense of any counter-claims brought by the infringer. If legal action is brought by Licensee, the University will be entitled to twenty-five percent (25%) of any damage recovery based on lost profits of Licensee or a reasonable royalty or both. Legal action brought jointly by the University and the Licensee and fully participated in by both will be at the joint expense of the Parties and all recoveries will be shared jointly by them in proportion to the share of expenses paid by each.

     14.5 Each Party will cooperate with the other in proceedings instituted hereunder, provided expenses are borne by the Party bringing suit. Litigation will be controlled by the Party bringing suit, except that the University will control the litigation if brought jointly. The University may be represented by its choice of counsel in any suit brought by the Licensee.

     14.6 Neither Party will settle or compromise any suit without the other Party's written consent.


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                                   15. WAIVER

     15.1 No waiver by either Party of any breach or default of any of the covenants or terms of this License Agreement will be deemed a waiver as to any prior, subsequent and/or similar breach or default.

                                16. ASSIGNABILITY

     16.1 This License Agreement may be assigned by the University but shall be personal to Licensee and assignable by Licensee only with the prior written consent of the University. Such consent will not be unreasonably withheld.

     16.2 In the event that a controlling interest in Licensee is obtained by an entity different than the entity having a controlling interest on the effective date of this License Agreement, the University may terminate this License Agreement at its discretion, which discretion shall not be exercised unreasonably. Licensee will notify the University of ninety (90) days prior to any such change in controlling interest.

     16.3 The University may withhold consent for an assignment or may choose to terminate the License Agreement upon a change in controlling interest under circumstances including, but not limited to, the following:

          a. the assignee or entity acquiring a controlling interest is located in, doing business with, or organized under the laws of a country that the DOE considers to be a sensitive country, such consideration to be based on DOE internal policies and procedures at the time the assignment or change of controlling interest occurs;

          b. the University reasonably concludes that the assignee or entity acquiring a controlling interest is not capable of meeting the Licensee's obligations under this License Agreement;

          c. the University reasonably concludes that the assignee or entity acquiring a controlling interest is not capable of complying with DOE policies in effect at the time the assignment or change of controlling interest occurs; or

          d. the assignee or entity acquiring a controlling interest refuses to agree to any of the terms and conditions of this License Agreement.

     16.4 It is the intent of the Licensee to merge with CENTREX, Inc., an Oklahoma-based start-up company. Upon completion of this merger CENTREX will own all assets of the Licensee. The Licensee will notify the University within thirty (30) days of the consummation of this merger. This University will approve this change in controlling interest contingent upon the Licensee showing to the satisfaction of the University that the provisions of Paragraph 16.3 do not apply to CENTREX.

                        17. INDEMNITY - PRODUCT LIABILITY


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     17.1 The Licensee will indemnify the U.S.  Government  and the  University, and their officers, employees, and agents, against any damages, costs and expenses, including attorneys' fees, arising from the commercialization and utilization of the University PATENT RIGHTS by Licensee and its' sublicensee(s), including but not limited to the making, using, selling or exporting of products, processes, or services derived therefrom. This indemnification will include, but will not be limited to, product liability.

     17.2 Licensee will insure its activities relating to the License Agreement at its own expense with an insurance company acceptable to the University or provide a Certification of Self-Insurance acceptable to the University. Licensee will obtain, keep in force, and maintain a minimum of One Million Dollars ($1,000,000) of Comprehensive or Commercial Form General Liability Insurance (including contractual liability and product liability) or an amount no less than fifty percent (50%) of sales up to Seven Million Five Hundred Thousand Dollars ($7,500,000), whichever amount is greater. These coverages will not limit the liability of Licensee in any way. Licensee will provide the University with certificates of insurance, including renewals, that show compliance with these requirements at least thirty (30) days before the first commercial sale or distribution of LICENSED PRODUCTS or use of LICENSED METHOD. Licensee's failure to maintain this insurance will be considered a material breach of this License Agreement and the license will automatically terminate on the date of the first Sale of LICENSED INVENTION without such insurance.

          a. If such insurance is written on a claims-made form, coverage shall provide for a retroactive date of placement prior to or coinciding with the effective date of this License Agreement.

          b. Licensee shall maintain the General Liability Insurance specified herein during (a) the period that the LlCENSED PRODUCT or LICENSED METHOD is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Licensee or by a sublicensee, affiliate, or agent of Licensee, and (b) a reasonable period thereafter, but in no event less than five (5) years from the effective date of termination of this License Agreement.

     17.3 Insurance coverage as required under Paragraph 17.2 above shall:

          a. Provide for thirty (30) day advance written notice to the University of cancellation or of any modification.

          b. Indicate that the U.S. Department of Energy and The Regents of the University of California and its officers, employees, students, and agents, have been endorsed thereon as additional named insured.

          c. Include a provision that the coverages will be primary and will not participate with, nor will be excess over, any valid and collectible insurance or program of self-insured carried or maintained by University.


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                                18. LATE PAYMENTS

     18.1 In the event royalty payments or fees are not received by the University when due, Licensee will pay to the University interest charges at the rate of eight percent (8%) plus prime per annum calculated from the date the payment or fee was due to the date payment is actually made.

                                   19. NOTICES

     19.1 Any payment, notice, or other communication required or permitted to be given to either Party hereto is deemed properly given and effective on the date of delivery if delivered in person or by first-class certified mail, postage paid, or by facsimile transmission with confirmation, to the respective address or facsimile number given below, or to any other address designated by written notice to the other Party as follows:

In the case of the Licensee:

E. coli Measurement Systems, Inc.
202 South Wheeler Street
Plant City, Florida 33566
Attention:     Clifford M. Gross, Ph.D.
FAX Number: (813) 754-2383

In the case of the University:             For payments due the University:

Los Alamos National Laboratory             Los Alamos National Laboratory
Civilian and Industrial Technology         Civilian and Industrial Technology
Program Office                             Program Office
P.O. Box 1663, Mail Stop C334              P.O Box 462
Los Alamos, New Mexico 87545               Los Alamos, NM 87544
Attention:     License Administrator       Attention:  Licensing Administrator

FAX Number (505) 665-0154


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For Courier Service:

Los Alamos National Laboratory
Civilian and Industrial Technology Program Office
2237 Trinity Drive
Los Alamos, NM 87544
Attention:  License Administrator

                                20. FORCE MAJEURE

     20.1 Neither Party is responsible for delay or failure in performance of any of the obligations imposed by this License Agreement, if the failure is caused by fire, flood, explosion, lightning, windstorm, earthquake, subsidence of soil, court order or government interference, civil commotion, riot, war, or by any cause of like or unlike nature beyond the control and without fault or negligence of a Party.

                             21. EXPORT CONTROL LAWS

     21.1 Licensee acknowledges and understands that the export of certain goods or technical data from the United States requires an export control license from the U.S. Government, and that failure to obtain an export control license may result in violation of U.S. laws and a material breach of this License Agreement.

                    22. PREFERENCE FOR UNITED STATES INDUSTRY

     22.1 Any products embodying LICENSED PRODUCTS or produced through the use of LICENSED METHODS will be manufactured substantially in the United States.

                             23. DISPUTE RESOLUTION

     23.1 The individuals designated in Paragraph 19.1, far notices, agree to exert their best efforts to resolve disputes arising from this License Agreement. In the event that any claim or controversy arising out of this License Agreement which can not be resolved by the aforestated individuals or their successors, such matter shall immediately be referred jointly to the respective management of each Party who shall meet and undertake to resolve the matter. For Licensee, such management shall be represented by the Chief Executive Officer. For the University, such management shall be represented by Director of the Civilian and Industrial Technology Program Office. In the event of the unavailability of the aforesaid individuals, for any reason, an alternate individual at a comparable level of management may be substituted. In the event these individuals fail to resolve the matter within sixty (60) days of referral of the matter to them, either Party may give the other Party notice of its intention to seek other recourse.


                            24. CONFLICT OF INTEREST

     24.1 Licensee represents that Licensee does not now employ and has made no



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                                           LANL Document Control No. 99-42-00558



offers of employment to members of the University negotiating team set out in Appendix G. Licensee agrees to make no offers of employment to any member of the University negotiating team for a period of two (2) years after the effective date of this License Agreement without the express written permission of the University. Licensee understands that this clause is a material undertaking by Licensee without which the University would not enter into this License Agreement. The University has the option to terminate this License Agreement for breach of this clause by Licensee.

                               25. PATENT MARKING

     25.1 Licensee agrees to mark, in accordance with the applicable patent marking statute, all LICENSED PRODUCTS, and their containers which have been made, used, sold or otherwise transferred to a third party, under the terms of this License Agreement.

                                26. GOVERNINGLAW

     26.1 This License Agreement will be interpreted and construed in accordance with the laws of the State of New Mexico.

                                  27. SURVIVAL

     27.1 When this License Agreement expires or is terminated in accordance with the terms hereof, Paragraphs 3.3, 3.4, 12.1, 17.1, 17.2, 17.3, 18.1, 24.1
and 27.1 shall survive any expiration or termination.

                     28. GOVERNMENT APPROVAL OR REGISTRATION

     28.1 If this License Agreement or any associated transaction is required by the law of any nation to be either approved, permitted or registered with any governmental agency, Licensee will assume all legal obligations to do so. Licensee will notify University if Licensee becomes aware that this License Agreement is subject to a U.S. or foreign government reporting, permitting, or approval requirement. Licensee will make all necessary findings and pay all costs including fees, penalties and all other out-of-pocket costs associated with such reporting, permitting or approval process.

          29. DISPOSITION OF LICENSED PRODUCTS ON HAND UPON TERMINATION

     29.1 Upon termination of this License Agreement by either Party the Licensee shall provide the University with a written list of all LICENSED PRODUCTS in the process of being sold, sublicensed, or in use by Licensee, and shall destroy all LICENSED PRODUCTS in the possession of Licensee unless otherwise directed by University.

                                30. MISCELLANEOUS

     30.1 The headings of the several sections of this License Agreement are included for convenience of reference only and are not intended to be a part of or to


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affect the meaning or interpretation of this License Agreement.

     30.2 No amendment or modification of this License Agreement is binding on the Parties unless made in a writing executed by duly authorized representatives of the Parties.

     30.3 This License Agreement embodies the entire understanding of the Parties and shall supersede all previous communications, representations, or understandings, either oral or written, between the Parties relating to this License Agreement.

     30.4 In the event any one or more of the provisions of this License Agreement is held to be invalid, illegal, or unenforceable in any respect, the invalidity, illegality, or unenforceability will not affect any other provisions hereof, and this License Agreement will be construed as if such invalid or illegal or unenforceable provisions had never been part of this License Agreement.

IN WITNESS WHEREOF, both the University and the Licensee have executed this License Agreement, in duplicate originals, by their respective officers on the day and year hereinafter written.

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA:

               By: _________________________
                  John C. Browne, Director
                  Los Alamos National Laboratory

              Date: _________________________


LICENSEE:

               By: __________________________
                  Clifford M. Gross, CEO
                  E. coli Measurement Systems, Inc.

              Date: __________________________



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                                   APPENDIX A

                            CONFIDENTIAL INFORMATION
                             PLEASE DO NOT REPRODUCE
                                  PATENT RIGHTS

     1. U.S. Provisional Patent Application SN60/113,139, filed 18 December 1998 and entitled "Method for the Detection of Specific Nucleic Acid Sequences by Polymerase Nucleotide Incorporation," (LAD-98-091).

[OPTIONAL: 2. PCT patent application number nnnnnnnnn filed on date entitled "Method for the Detection of Specific Nucleic Acid Sequences by Polymerase Nucleotide Incorporation," (LAD-98-091).]



                                  FIELD OF USE

The detection of microbial contamination in food and water.



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                                   APPENDIX B

                            CONFIDENTIAL INFORMATION
                             PLEASE DO NOT REPRODUCE


                       ASSIGNMENT AND CONFIRMATORY LICENSE




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                                   APPENDIX C

                            CONFIDENTIAL INFORMATION
                             PLEASE DO NOT REPRODUCE

                               FEES AND ROYALTIES

1.   FEES

          a. License Issue Fee of Seven Thousand Dollars ($7,000) which is due on the effective date of this License Agreement.

          b. Annual License Fee of Two Thousand Five Hundred ($2500) payable in advance, is due on January 2 for each year this License Agreement is in effect.

          c. In addition to royalties pursuant to Section 2 of this Appendix, fifty percent (50%) of other payments, including sublicense issue and annual fees received from sublicensee(s) in consideration for the LICENSED INVENTION.


2.   ROYALTIES

          a. The Licensee will pay to the University a royalty of three and one-half percent (3.5%) of NET SALES during the term of this License Agreement.



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                                           LANL Document Control No. 99-91-00558


                          MODIFICATION NUMBER 1 TO THE
         E. COLI MEASUREMENTS SYSTEMS, INC., EXCLUSIVE LICENSE AGREEMENT

THIS MODlFlCATlON, hereinafter referred to as "Modification Number 1," is entered into by and between THE REGENTS OF THE UNIVERSITY OF CALIFORNIA, a nonprofit educational institution and a public corporation of the State of California, hereinafter referred to as the "University," and E. COLI MEASUREMENTS SYSTEMS, INC., a Florida corporation having a principal place of business at 202 South Wheeler Street, Plant City, FL, 33568, hereinafter referred to as the "Licensee," the parties to this License Agreement being referred to individually as a "Party" and collectively as "Parties."


                                   BACKGROUND

The Parties have entered into License Agreement No. 99-42-00558, having an effective date of 13 April 1999, and desire to clarify the date upon which the first and subsequent Annual License Fees must be paid.

THEREFORE, the Parties agree to modify the License Agreement as follows:

                                  MODIFICATIONS

(1)  Replace Appendix C, Part I, Paragraph b with the following:

     b. Annual License Fee of Two Thousand Five Hundred Dollars ($2500) payable in advance, is due on January 2 for each year this License Agreement is in effect, with the first payment due 2 January 2000.

IN WITNESS WHEREOF, both the University and the Licensee have executed this Modification Number 1, in duplicate originals, by their respective officers on the day and year hereinafter written.

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA:

                  By: ____________________________
                      Charryl L. Berger
                      Director, Civilian & Industrial Technology Program Office Los Alamos National Laboratory

                Date: ____________________________


LICENSEE

                  By: ____________________________
                      Clifford E. Gross, Chief Executive Officer
                      E. coli Measurement Systems, Inc.

                Date: ____________________________


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